Exhibit 99.1

	CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

FOR IMMEDIATE RELEASE

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION ANNOUNCES 20% INCREASE IN

EARNINGS PER SHARE FOR THE THIRD QUARTER AND 15TH CONSECUTIVE QUARTER OF DOUBLE-DIGIT EARNINGS INCREASE

DALLAS, TX – October 21, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported earnings per share for the third quarter ended September 30, 2004 increased 20% to $0.18 per diluted share from $0.15 per diluted share in the same prior-year quarter.  Net income increased to $7.5 million compared to $6.4 million for the third quarter last year.  For the nine-month period ended September 30, 2004, earnings per share increased 38% to $0.62 per diluted share from $0.45 per diluted share in the prior-year period.  Net income for the current nine-month period increased to $25.7 million compared to $18.8 million in the same prior-year period.

As previously reported, net sales increased 7.0% to $186.1 million for the third quarter ended September 30, 2004 compared to $173.9 million for the same quarter in 2003. For the nine-month period ended September 30, 2004, sales were up 12.7% to $565.4 million compared to $501.7 million during the same prior-year period. Comparable store sales decreased 4.0% for the quarter, but increased 1.5% for the year-to-date period.

“Our 20% increase in earnings for the third quarter, which is our 15th consecutive quarter to report a double-digit increase, is especially remarkable given the unprecedented severe weather that contributed to the comparable store sales decrease,” said Kathleen Mason, President and Chief Executive Officer. “Storms affected stores representing 33% of the total sales base and accelerated receipts of seasonal product did not perform according to plan. We are encouraged, however, that traffic did increase during the third quarter in the balance of stores that were not affected by the storms.”

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales results in light of changes to the timing of store openings during a quarter.  Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening.  Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because stores were opened only at the beginning of quarters.  Using this refined methodology, the comparable sales gain for the third quarter of 2003 would have been 3.0% compared to the 2.8% previously reported, and for the 2003 year-to-date period 3.2% compared to the 2.8% previously reported.

Tuesday Morning management will review third quarter financial results in a teleconference call today at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 641 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
	unaudited		unaudited
Net Sales	$186,148	$173,898	$565,442	$501,665
Cost of sales	117,525	110,702	354,417	319,240
Gross profit	68,623	63,196	211,025	182,425

Selling, general and administrative expenses	55,700	50,494	168,068	145,407

Operating income	12,923	12,702	42,957	37,018

Other income (expense):
Interest expense	(868)	(2,441)	(1,751)	(7,143)
Interest income	1	5	8	62
Other income (expense), net	190	194	637	650
Other income (expense)	(677)	(2,242)	(1,106)	(6,431)

Income before income taxes	12,246	10,460	41,851	30,587

Income taxes provision	4,724	4,079	16,131	11,831

Net income	$7,522	$6,381	$25,720	$18,756

Earnings Per Share:
Net income per common share:
Basic	$0.18	$0.16	$0.63	$0.46
Diluted	$0.18	$0.15	$0.62	$0.45

Weighted average number of common shares:
Basic	41,061	40,544	41,029	40,406
Diluted	41,771	41,754	41,743	41,577

Consolidated Balance Sheets
(in thousands)

	September 30,		Dec 31,
	2004	2003	2003
	unaudited
Assets
Current assets:
Cash and cash equivalents	$8,583	$7,042	$23,536
Inventories	262,318	209,423	143,023
Prepaid expenses and other assets	6,343	8,182	4,948
Deferred income taxes	5,106	2,934	5,106
Total current assets	282,350	227,581	176,613

Property and Equipment, net	85,035	73,420	74,875

Other long-term assets:
Deferred financing costs	895	2,349	907
Other assets	2,590	995	999

Total Assets	$370,870	$304,345	$253,394

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility, current portion	$60,700	$15,000	$—
Accounts payable	86,144	74,664	66,091
Accrued liabilities	34,909	32,310	36,321
Income taxes payable	4,930	—	13,247
Total current liabilities	186,683	121,974	115,659

Long-term debt	—	69,000	—
Revolving credit facility, excl. current portion	20,000	20,000	—
Deferred taxes	5,641	4,665	5,641
Total Liabilities	212,324	215,639	121,300

Stockholders’ equity	158,546	88,706	132,094
	$370,870	$304,345	$253,394

Consolidated Statement of Cash Flows
(in thousands)

	Nine-Months Ended Sept 30,
	2004	2003
	unaudited
Net cash flows from operating activities:
Net income	$25,720	$18,756
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	8,289	7,139
Amortization of financing fees	399	531
Other non-cash charges	55	(59)
Net change in operating assets and liabilities	(112,118)	(69,802)

Net cash used in operating activities	(77,655)	(43,435)

Net cash flows from investing activities:
Capital expenditures	(18,449)	(13,051)
Other	—	—

Net cash used in investing activities	(18,449)	(13,051)

Net cash flows from financing activities:
Proceeds from revolving credit facility	80,700	35,000
Repayment of long-term debt	—	(4,224)
Other	451	823

Net cash provided by (used in) financing act.	81,151	31,599

Net decrease in cash and cash equivalents	(14,953)	(24,887)

Cash and cash equivalents, beginning of period	23,536	31,929

Cash and cash equivalents, end of period	$8,583	$7,042